UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 4, 2026
SONOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38603	03-0479476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Coromar Drive
Santa Barbara, California 93117
(Address of principal executive offices, including zip code)
(805) 965-3001
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SONO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On May 4, 2026, Sonos, Inc. (the “Company”) issued a press release announcing its financial results for its second fiscal quarter ended March 28, 2026. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 2.02 and in Exhibit 99.1 to this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2026, the Company appointed Frank Barbieri as Chief Operating Officer (“COO”) and principal operating officer, effective as of May 4, 2026.

Between April 2019 to April 2026, Mr. Barbieri, age 58, held various roles at Walmart Inc., most recently as its Vice President of Content & Digital, leading the company's omni-channel consumer content, media, and gaming operations across both stores and e-commerce, as well as chairing the enterprise-wide Entertainment Council connecting culture to commerce at Walmart scale. Prior to that role, he served as President of three Walmart-owned direct-to-consumer brands, Art.com, Hayneedle.com, and AllswellHome.com. Mr. Barbieri has also served as Chief Strategy Officer at YuMe, Inc., founded Transpera, Inc. and served as a Product Manager at Microsoft Corporation. Mr. Barbieri holds a Bachelor of Arts in Political Philosophy from Bates College.

Mr. Barbieri will receive a base salary of $500,000 and will be eligible to receive an annual cash incentive bonus with a target equal to 65% of his base salary, with the actual bonus payable based on performance against pre-established performance goals. In addition, in connection with his appointment as COO, the Compensation and People Committee (the “Committee”) of the Company’s Board of Directors approved a grant to Mr. Barbieri on May 15, 2026 (the “Grant Date”) of (i) restricted stock units, with a target value of approximately one million five hundred thousand dollars ($1,500,000), which will vest as to 33.33% of the restricted stock units on the first anniversary of the Grant Date and thereafter in equal quarterly installments over the two years following the first anniversary of the Grant Date, generally subject to Mr. Barbieri’s continued employment with the Company and (ii) performance stock units (“PSUs”), with a target value of approximately one million five hundred thousand dollars ($1,500,000), which shall be eligible to become earned between zero percent (0%) and two hundred percent (200%) of the target number of PSUs based on the achievement of performance criteria established by the Committee over a three year performance period, with vesting of such PSUs generally subject to Mr. Barbieri’s employment with the Company at the end of the three-year PSU term.

There are no arrangements or understandings with any other person pursuant to which Mr. Barbieri will be appointed as the Company’s COO, and there are no family relationships between Mr. Barbieri and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Barbieri and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In addition, on May 4, 2026, following Mr. Barbieri's appointment as COO, Eddie Lazarus will no longer serve as the Company's Business Development Officer but will continue to serve as the Company's Chief Legal Officer. As Chief Legal Officer, Mr. Lazarus will remain a named executive officer of the Company and will oversee Sonos' legal, intellectual property, corporate governance, SEC reporting, government affairs, regulatory and compliance activities, as well as its sustainability and people efforts. Mr. Lazarus will also continue his deep involvement in setting corporate strategy.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.
99.1	Press release dated May 4, 2026 announcing second fiscal quarter 2026 financial results.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOS, INC.

Date: May 4, 2026	By:	/s/ Saori Casey
Saori Casey Chief Financial Officer